Exhibit 21.1

List of Volcano Corporation Subsidiaries

Name	Jurisdiction
1. Axsun Technologies, Inc.	Delaware
2. CardioSpectra, Inc.	Texas
3. Novelis Inc.	Delaware
4. Volcano Europe, S.A./N.V.	Belgium
5. Volcano Japan Co., Ltd.	Japan